Exhibit 99.1

FOR IMMEDIATE RELEASE

October 27, 2014

CenterState Banks, Inc. Announces

Third Quarter 2014 Operating Results

DAVENPORT, FL. – October 27, 2014—CenterState Banks, Inc. (NASDAQ: CSFL) reported earnings per share of $0.08 ($0.13 per share net operating income, a non-gaap measurement described below) on net income of $3,593 for the third quarter of 2014, compared to $0.03 per share ($0.11 per share net operating income) on net income of $1,037 reported during the prior quarter. All amounts are in thousands, except per share information, and all earnings per share amounts are reported on a diluted basis unless otherwise noted.

A comparison of current quarter earnings and prior quarter is presented in the table below:

	3Q14	2Q14
Earnings per share (GAAP)	$0.08	$0.03
Net operating income per share (Non-GAAP)	$0.13	$0.11

Net operating income is a non-gaap financial measurement used by management to evaluate and monitor financial results of operations excluding certain non-recurring items that include merger and acquisition related expenses, non-recurring charges related to the Company’s efficiency and profitability initiatives announced in January 2014, which included impairment charges on the real estate of several of the branches closed during April 2014 and gains or losses on the sale of securities available for sale. A reconciliation table of this non-gaap measurement is presented on page 19, Explanation of Certain Unaudited Non-GAAP Financial Measures.

Highlights

—

Loan production increased 87% compared to the previous quarter. Loans, excluding Purchase Credit Impaired (“PCI”) loans, increased by an annualized rate of 16.5% or $84,340 during the quarter. For the nine month period ending September 30, 2014 the annualized increase was approximately 8.2%.

—	First Southern Bank (“FSB”), which was acquired on June 1, 2014, was converted into the Company’s core processing system during the weekend of September 19, 2014.
—

The Company closed on its previously announced sale of branch real estate and deposits from 6 of the acquired branch offices from FSB on September 18, 2014. Approximately $170 million of deposits were sold.

—	Four additional branch offices acquired from FSB were consolidated and closed on September 19, 2014.
—

Merger and acquisition related expenses recognized during the current quarter approximated $3,450 which was higher than the estimate previously communicated. The increase was primarily due to higher than expected data processing charges related to deconversion, as well as expenses related to disposal of fixed assets and certain lease termination arrangements.

—

The Company previously announced that the total FSB tangible book value (“TBV”) accretion was estimated to approximate $0.45 per share or 6.3%. The higher than estimated merger expenses discussed above had the effect of decreasing the estimated accretion to $0.43 per share or 6.0%. We expect to recognize additional merger expenses in 4Q14, but do not expect it to be a material amount.

—	Net interest margin (“NIM”) decreased to 4.23% in the current quarter compared to 4.37% in the prior quarter primarily due to the integration of FSB for a full quarter versus only one month in 2Q14.
—	Stock Repurchase Program announced on October 20, 2014.

Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated. See notes 1 and 2 below for a discussion related to FDIC revenue and amortization (negative accretion) included in non-interest income.

Quarterly Condensed Consolidated Statements of Operations (unaudited)
For the quarter ended:	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Interest income	$37,347	$33,079	$29,782	$25,479	$26,034
Interest expense	2,097	1,822	1,589	1,398	1,424
Net interest income	35,250	31,257	28,193	24,081	24,610
Provision (recovery) for loan losses	1,108	117	(464)	746	(1,309)
(Recovery) provision for loan losses- PCI loans	(153)	(223)	423	(563)	36
Net interest income after loan loss provision	34,295	31,363	28,234	23,898	25,883
Correspondent banking and capital markets division- income	5,142	5,285	3,931	4,025	3,771
Gain on sale of securities available for sale	—	46	—	22	—
FDIC- IA amortization (negative accretion) (1)	(4,953)	(5,006)	(5,185)	(4,500)	(3,836)
FDIC- revenue (2)	213	421	1,268	185	3,333
All other non-interest income	6,157	5,626	5,746	5,465	5,339
Total non interest income	6,559	6,372	5,760	5,197	8,607
Credit related expenses	624	1,239	523	510	821
FDIC credit related expenses	(209)	1,136	1,301	1,310	4,934
Correspondent banking and capital markets division-expense	5,036	5,063	4,378	4,683	4,377
Merger and acquisition related expenses	3,450	4,897	2,347	539	183
Branch closure and efficiency initiatives	(6)	29	3,158	—	—
All other non-interest expense	26,639	23,789	20,696	19,407	19,535
Total non interest expense	35,534	36,153	32,403	26,449	29,850
Income before income tax	5,320	1,582	1,591	2,646	4,640
Income tax provision	1,727	545	538	846	1,531
NET INCOME	$3,593	$1,037	$1,053	$1,800	$3,109
Earnings per share (basic) (GAAP)	$0.08	$0.03	$0.03	$0.06	$0.10
Earnings per share (diluted) (GAAP)	$0.08	$0.03	$0.03	$0.06	$0.10
Net operating income per share (Non-GAAP) (3)	$0.13	$0.11	$0.13	$0.07	$0.11
Average common shares outstanding (basic)	45,061	38,665	34,465	30,112	30,110
Average common shares outstanding (diluted)	45,413	39,051	34,863	30,245	30,244
Common shares outstanding at period end	45,209	45,023	35,536	30,112	30,112

note 1:

On the date of an FDIC acquisition (with loss share), the Company estimates expected future losses and the timing of those losses by loan pool. The related reimbursements from the FDIC, pursuant to the specific loss share agreement, of those losses are recorded as a receivable from the FDIC, referred to as indemnification asset or “IA.” The Company updates its estimate of future losses and the timing of the losses each quarter. To the extent management estimates that future losses are less than prior expected future losses, management adjusts its estimates of future expected cash flows and this increase is accreted to interest income over the remaining life of those specific loan pools, increasing the yield on loans. Because management no longer expects these incremental future losses on the loan pool(s), then the expected future reimbursements from the FDIC for the related percentage of loss share are also reduced. Instead of immediately charging down the IA for expected future FDIC reimbursements, the IA is written down over the shorter of the loss share period or the life of the related loan pool(s) by negative accretion (amortization) in this line item.

note 2:

Two FDIC related revenue items are included in this line item. The first item is FDIC reimbursement income from the sale of OREO. When OREO (those covered by loss share agreements) is sold for a loss, the FDIC covered portion of the loss is recognized as income and included in this line item per the coverage breakdown in the table on page 13, Selected Credit Quality Ratios. Second, when a loan pool (with loss share) is impaired, the impairment expense is included in provision for loan losses, and the percentage of the loss that is reimbursable from the FDIC is recognized as income from FDIC reimbursement, and included in this line item as well.

note 3:

This non-gaap metric represents gaap net income excluding nonrecurring income and expense items net of the effective tax rate for the period presented. Items excluded are gains on sales of securities held for sale, acquisition and merger related expenses and one time charges related to the Company’s efficiency and profitability initiatives announced last quarter, which include impairment charges on the real estate of several of the branches closed during April 2014, divided by the average diluted common shares outstanding. A reconciliation table is presented on page 19, Explanation of Certain Unaudited Non-GAAP Financial Measures.

The condensed quarterly results of the Company’s correspondent banking and capital markets segment are presented below.

Quarterly Condensed Segment Information—Correspondent banking and capital markets division (unaudited)
For the quarter ended:	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Net interest income	$801	$740	$707	$748	$725
Total non-interest income (note 1)	5,142	5,285	3,931	4,025	3,771
Total non-interest expense (note 2)	(5,036)	(5,063)	(4,378)	(4,683)	(4,377)
Income tax provision	(350)	(371)	(100)	(35)	(46)
Net income	$557	$591	$160	$55	$73
Contribution to diluted earnings per share	$0.01	$0.02	$—	$—	$—
Allocation of indirect expense net of inter-company earnings credit, net of income tax benefit (note 3)	$(284)	$(120)	$(150)	$(353)	$(303)
Contribution to diluted earnings per share after deduction of allocated indirect expenses	$0.01	$0.01	$—	$(0.01)	$(0.01)

note 1:

The primary component in this line item is gross commissions earned on bond sales, fees from hedging services, loan brokering fees and related consulting fees which were $4,184, $4,192, $3,148, $3,236 and $2,909 for 3Q14, 2Q14, 1Q14, 4Q13 and 3Q13 respectively. The fee income in this category is based on sales volume in any particular period and is therefore volatile between comparable periods. The remaining non interest income items in this category, which are less volatile, include fees from safe-keeping activities, bond accounting services, asset/liability consulting related activities, international wires, clearing and corporate checking account services, and other correspondent banking related revenue and fees.

note 2:

A significant portion of these expenses are variable in nature and are a derivative of the income from bond sales, hedging services, brokering loans sales and related consulting services identified in note 1 above. The variable expenses related to these fees identified in note 1 above were $2,336, $2,308, $1,713, $1,716 and $1,589 for 3Q14, 2Q14, 1Q14, 4Q13 and 3Q13 respectively. Expenses in this line item do not include any indirect support allocation costs.

note 3:

A portion of the cost of the Company’s indirect departments such as human resources, accounting, deposit operations, item processing, information technology, compliance and others have been allocated to the correspondent banking and capital markets division based on management’s estimates. In addition, commencing in 1Q14, an inter-company earnings credit is allocated to the segment for services provided to the commercial bank segment, also based on management’s estimates and judgment.

Loan production

Loans excluding PCI loans increased $84,340 during the current quarter, an annualized growth rate of approximately 16.5%. During the nine month period ending September 30, 2014, non-PCI loans (excluding day 1 acquisition of loans from Gulfstream Business Bank (“GSB”) and FSB) increased by $76,375, an annualized growth rate of approximately 8.2%.

Total new loans originated during the quarter approximated $185.1 million, of which $150.3 million were funded. The weighted average interest rate on funded loans was approximately 3.90%. About 40% of loan production was commercial real estate (“CRE”), 29% commercial and industrial (“C&I”), 19% single family residential and 12% were all other.

Approximately 53% of the current quarter production was variable rate and 47% fixed rate. The loan origination pipeline is approximately $282 million at September 30, 2014 compared to $238 million at June 30, 2014. The graph below summarizes total loan production and funded loan production over the past eleven quarters.

Loan portfolio mix, PCI loans, FDIC covered loans and the related Indemnification Asset (“IA”)

Total PCI loans at September 30, 2014 is equal to $309,638 of which $264,689 are covered by FDIC loss sharing agreements. The Company acquired both covered and non-covered PCI loans in its acquisition of FSB. It also acquired FDIC covered loans that are not included in the PCI loan portfolio. In addition, the Company also acquired non-covered PCI loans from the GSB acquisition. The table below compares the Company’s total FDIC covered loans and its PCI loan portfolio at September 30, 2014.

PCI loans		FDIC covered loans
$264,689	covered by FDIC loss share	$264,689	PCI loans
44,949	not covered by FDIC	41,715	non-PCI loans
$309,638	total PCI loan portfolio	$306,404	total FDIC covered loans

The Company has fourteen loss share agreements with the FDIC. Seven have ten year terms and generally include single family residential loans and the other seven have five year terms and generally include non-single family residential loans. The table below summarizes the covered loans by acquired bank and by term of the related loss share period at September 30, 2014.

						est rem	percentage
	Loss	Unpaid				life of	of losses	end of
	Share	Principal	Carrying	Difference (2)		loans in	reimbursable	loss share
	Term	Balance	Balance	$	%	years(1)	from FDIC	period	IA
Olde Cypress	5 yrs	$9,974	$7,099	($2,875)	29%	6.8	80%	July 2015	$254
	10 yrs	36,092	28,971	(7,121)	20%	7.6	80%	July 2020	10,051
Comm Bank Bartow	5 yrs	3,687	2,932	(755)	20%	2.7	80%	Aug 2015	332
	10 yrs	15,526	11,360	(4,166)	27%	7.3	80%	Aug 2020	3,218
Independent Nat’l Bank	5 yrs	20,921	17,725	(3,196)	15%	2.0	80%	Aug 2015	982
	10 yrs	20,666	16,101	(4,565)	22%	8.0	80%	Aug 2020	4,431
First Guaranty Bank	5 yrs	75,011	51,015	(23,996)	32%	3.7	80%	Jan 2017	18,896
	10 yrs	44,852	34,990	(9,862)	22%	6.8	80%	Jan 2022	7,578
Central FL State Bank	5 yrs	14,059	8,647	(5,412)	38%	1.7	80%	Jan 2017	4,563
	10 yrs	6,337	4,875	(1,462)	23%	4.8	80%	Jan 2022	1,199
First Commercial Bank	5 yrs	104,138	88,970	(15,168)	15%	2.4	70%/30%/75%	Jan 2016	2,080
	10 yrs	6,875	5,758	(1,117)	16%	2.7	70%/30%/75%	Jan 2021	257
Haven Trust Bank	5 yrs	27,714	24,658	(3,056)	11%	2.7	70%/0%/70%	Sept 2015	—
	10 yrs	4,246	3,303	(943)	22%	3.0	70%/0%/70%	Sept 2020	191
Total		$390,098	$306,404	($83,694)	21%	4.2			$54,032
(1)	This represents an estimate of the weighted average life or timing of the estimated future cash flows as of September 30, 2014.
(2)	Represents the dollar amount difference between the carrying value, or book value, of the loans and the unpaid principal balance (“UPB”), and the dollar amount difference as a percentage of the UPB.

As shown in the table above, the Company’s total IA at September 30, 2014 was $54,032 of which $23,429 represents a receivable from the FDIC for estimated future loss reimbursements, and $30,603 represents previously estimated loss reimbursements that are no longer expected. This amount is now expected to be paid (and/or has been paid) by the borrower (or realized upon the sale of OREO) instead of a reimbursement from the FDIC. At September 30, 2014, the $30,603 previously estimated reimbursements from the FDIC is expected to be written off as amortization expense (negative accretion) in the Company’s non-interest income as summarized below.

Year		Year
2014 (3 months)	$4,666	2018	$2,152
2015	10,605	2019	1,817
2016	6,905	2020 thru 2022	1,655
2017	2,803	Total	$30,603

The table above is based on the Company’s most recent quarterly updated projections of possible future losses, cash flows and timing of cash flows. The above amounts are subject to change, and have changed in past quarters, primarily due to the FDIC covered loan pools performing better than previously estimated. A summary of the activity in the Company’s IA account during the nine month period ending September 30, 2014 is presented in the table below.

Balance at 12/31/13	$73,877
Effect of FSB acquisition	2,636
Amortization, net	(15,097)
Indemnification revenue	1,864
Indemnification of foreclosure expenses	307
Proceeds received from FDIC	(9,593)
Impairment of loan pool(s)	38
Balance 9/30/14	$54,032

The table below summarizes the Company’s loan mix over the most recent five quarter ends.

Loan mix (unaudited)
At quarter ended:	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Loans
Real estate loans
Residential	$572,244	$563,293	$495,450	$458,331	$449,224
Commercial	1,136,595	1,091,660	736,406	528,710	529,172
Land, development and construction loans	78,514	78,444	60,726	62,503	60,375
Total real estate loans	1,787,353	1,733,397	1,292,582	1,049,544	1,038,771
Commercial loans	282,753	251,741	217,482	143,263	126,451
Consumer and other loans	55,527	56,191	54,205	49,547	49,065
Total loans before unearned fees and costs	2,125,633	2,041,329	1,564,269	1,242,354	1,214,287
Unearned fees and costs	856	820	565	404	135
Total Non-PCI loans (note 1)	2,126,489	2,042,149	1,564,834	1,242,758	1,214,422
PCI loans
Real estate loans
Residential	106,335	119,005	117,879	120,030	124,027
Commercial	165,006	195,157	112,558	100,012	109,285
Land, development and construction loans	26,250	27,885	11,144	6,381	5,673
Total real estate loans	297,591	342,047	241,581	226,423	238,985
Commercial loans	11,226	10,759	8,118	3,850	3,906
Consumer and other loans	821	1,064	1,101	1,148	1,259
Total PCI loans (note 2)	309,638	353,870	250,800	231,421	244,150
Total Loans	$2,436,127	$2,396,019	$1,815,634	$1,474,179	$1,458,572
note 1:	Included in the $2,126,489 Non-PCI loans at September 30, 2014 are $41,715 that are covered by FDIC loss sharing agreements the Company acquired pursuant to its June 1, 2014 acquisition of FSB.
note 2:	Included in the $309,638 PCI loans at September 30, 2014 are $264,689 of loans that are covered by FDIC loss sharing agreements and $44,949 are not covered.

Credit quality and allowance for loan losses

During the quarter, excluding PCI loans, the Company recorded a loan loss provision expense of $1,108 and charge-offs net of recoveries of $313, resulting in an increase in the allowance for loan losses (excluding PCI loans) of $795 as shown in the table below.

With regard to PCI loans, the Company recorded a negative loan loss provision of $153, resulting in a decrease in the allowance for loan losses on PCI loans of $153. See the table “Allowance for loan losses” for additional information.

The allowance for loan losses (“ALLL”) was $19,842 at September 30, 2014 compared to $19,200 at June 30, 2014, an increase of $642. This increase is the result of the aggregate effect of a $675 increase in general loan loss allowance, a $120 increase in the specific loan loss allowance related to impaired loans and a $153 decrease in the loan loss allowance related to PCI loans accounted for pursuant to ASC Topic 310-30. The changes in the Company’s ALLL components between September 30, 2014 and June 30, 2014 are summarized in the table below.

	Sep 30, 2014			June 30, 2014			increase (decrease)
	loan	ALLL		loan	ALLL		loan	ALLL
	balance	balance	%	balance	balance	%	balance	balance
Non impaired loans	$1,349,696	$17,058	1.26%	$1,240,084	$16,383	1.32%	$109,612	$675	-6 bps
Gulfstream loans (note 1)	291,140	—	—%	299,823	—	—%	(8,683)
First Southern loans (note 2)	458,958	—	—%	474,979	—	—%	(16,021)
Impaired loans	26,695	1,977	7.41%	27,263	1,857	6.81%	(568)	120	60 bps
Non-PCI loans	2,126,489	19,035	0.90%	2,042,149	18,240	0.89%	84,340	795	1 bps
PCI loans (note 3)	309,638	807		353,870	960		(44,232)	(153)
Total loans	$2,436,127	$19,842	0.81%	$2,396,019	$19,200	0.80%	$40,108	$642	1 bps

note 1:

Loans acquired in the Company’s January 17, 2014 acquisition of Gulfstream Business Bank that are not PCI loans. These are performing loans recorded at estimated fair value at the acquisition date. The fair value adjustment at the acquisition date was approximately $7,680, or approximately 2.3% of the outstanding aggregate loan balances. This amount is accreted into interest income over the remaining lives of the related loans on a level yield basis, but remains adequate at September 30, 2014, and therefore no provision for loan loss was recorded related to these loans at September 30, 2014.

note 2:

Loans acquired in the Company’s June 1, 2014 acquisition of FSB that are not PCI loans. These are performing loans recorded at estimated fair value at the acquisition date. The fair value adjustment at the acquisition date was approximately $9,725, or approximately 2.0% of the outstanding aggregate loan balances. This amount is accreted into interest income over the remaining lives of the related loans on a level yield basis, but remains adequate at September 30, 2014, and therefore no provision for loan loss was recorded related to these loans at September 30, 2014. Included in the $458,958 of FSB non-PCI loans are $41,715 of loans that are covered by FDIC loss sharing agreements.

note 3:	Included in the $309,638 PCI loans at September 30, 2014 are $264,689 of loans that are covered by FDIC loss sharing agreements.

The general loan loss allowance (non-impaired loans) increased by a net amount of $675. This increase was primarily due to an increase in loans balances outstanding partially offset by a decrease in the loss factors due to the continued improvement in the local economy and real estate market, and the continued decline in the Company’s two year charge-off history. The Company’s other credit metrics, such as the levels of and trends in the Company’s non-performing loans, past-due loans and impaired loans were also considered when adjusting its qualitative factors, which ultimately increased the current two year historical loss factor ratios.

The specific loan loss allowance (impaired loans) is the aggregate of the results of individual analyses prepared for each one of the impaired loans, excluding PCI loans. The Company recorded partial charge offs in lieu of specific allowance for a number of the impaired loans. The Company’s impaired loans have been written down by $1,567 to $26,695 ($24,718 when the $1,977 specific allowance is considered) from their legal unpaid principal balance outstanding of $28,262. In the aggregate, total impaired loans have been written down to approximately 87% of their legal unpaid principal balance, and non-performing impaired loans have been written down to approximately 79% of their legal unpaid principal balance. The Company’s total non-performing loans (non-accrual loans plus loans past due greater than 90 days and still accruing, $31,067 at September 30, 2014) have been written down to approximately 84% of their legal unpaid principal balance, when the related specific allowance is also considered.

Approximately $14,093 of the Company’s impaired loans (53%) are accruing performing loans. This group of impaired loans is not included in the Company’s non-performing loans or non-performing assets categories.

PCI loans, including those covered by FDIC loss sharing agreements, are accounted for pursuant to ASC Topic 310-30. PCI loan pools are evaluated for impairment each quarter. If a pool is impaired, an allowance for loan loss is recorded.

Management believes the Company’s allowance for loan losses is adequate at September 30, 2014. However, management recognizes that many factors can adversely impact various segments of the Company’s market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future. The table below summarizes the changes in allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited)
as of or for the quarter ending	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Loans, excluding PCI loans
Allowance at beginning of period	$18,240	$18,913	$19,694	$19,265	$21,800
Charge-offs	(869)	(902)	(1,160)	(774)	(1,570)
Recoveries	556	112	843	457	344
Net charge-offs	(313)	(790)	(317)	(317)	(1,226)
Provision (recovery) for loan losses	1,108	117	(464)	746	(1,309)
Allowance at end of period for loans other than PCI loans	$19,035	$18,240	$18,913	$19,694	$19,265
PCI loans
Allowance at beginning of period	$960	$1,183	$760	$2,056	$2,020
Charge-offs	—	—	—	(733)	—
Recoveries	—	—	—	—	—
Net charge-offs	—	—	—	(733)	—
(Recovery) provision for loan losses	(153)	(223)	423	(563)	36
Allowance at end of period for PCI loans	$807	$960	$1,183	$760	$2,056
Total allowance at end of period	$19,842	$19,200	$20,096	$20,454	$21,321

The following table summarizes the Company’s loan portfolio and related allowance for loan losses as a percentage of the loan portfolio segment presented as of the end of the previous five quarters.

(unaudited)
For the quarter ended:	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Troubled debt restructure (“TDRs”) (note 1)	$15,006	$14,940	$14,986	$15,447	$15,811
Impaired loans that were not TDRs	11,689	12,323	11,569	8,663	24,069
Total impaired loans	26,695	27,263	26,555	24,110	39,880
Acquired Gulfstream loans	291,140	299,823	319,665	—	—
Acquired FSB loans	458,958	474,979	—	—	—
All other non-impaired loans	1,349,696	1,240,084	1,218,614	1,218,648	1,174,542
Total Non-PCI loans	2,126,489	2,042,149	1,564,834	1,242,758	1,214,422
Total PCI loans	309,638	353,870	250,800	231,421	244,150
Total loans	$2,436,127	$2,396,019	$1,815,634	$1,474,179	$1,458,572
ALLL for Non-PCI loans
Specific loan loss allowance- impaired loans	$1,977	$1,857	$1,919	$1,811	$784
General loan loss allowance- Gulfstream loans	—	—	—	n/a	n/a
General loan loss allowance- FSB loans	—	—	n/a	n/a	n/a
General loan loss allowance- non impaired	17,058	16,383	16,994	17,883	18,481
Total allowance for loan losses (note 2)	$19,035	$18,240	$18,913	$19,694	$19,265
ALLL as a percentage of period end loans:
Impaired loans	7.41%	6.81%	7.23%	7.51%	1.97%
Acquired Gulfstream loans	—%	—%	—%	n/a	n/a
Acquired First Southern loans	—%	—%	n/a	n/a	n/a
All other non impaired loans	1.26%	1.32%	1.39%	1.47%	1.57%
Total loans (note 2)	0.90%	0.89%	1.21%	1.58%	1.58%

note 1:

The Company has approximately $15,006 of TDRs. Of this amount $11,951 are performing pursuant to their modified terms, and $3,055 are not performing and have been placed on non-accrual status and included in non performing loans (“NPLs”). Current accounting standards require TDRs to be included in our impaired loans, whether they are performing or not performing. Only non performing TDRs are included in NPLs.

note 2:	Excludes PCI loans.

The Company defines non-performing loans (“NPLs”) as non-accrual loans plus loans past due 90 days or more and still accruing interest. NPLs do not include PCI loans. PCI loans are accounted for pursuant to ASC Topic 310-30. NPLs as a percentage of total Non-PCI loans were 1.46% at September 30, 2014 compared to 1.45% at June 30, 2014.

Non-performing assets (“NPAs”) (which the Company defines as NPLs, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure, in-substance foreclosure, or deed in lieu of foreclosure), excluding OREO covered by FDIC loss share agreement; and (b) other repossessed assets that are not real estate, and are not covered by FDIC loss share agreement, were $42,116 at September 30, 2014, compared to $41,923 at June 30, 2014. NPAs as a percentage of total assets was 1.16% at September 30, 2014 compared to 1.07% at June 30, 2014. NPAs as a percentage of loans plus OREO and other repossessed assets, excluding PCI loans and OREO covered by FDIC loss share agreements, was 1.97% at September 30, 2014 compared to 2.04% at June 30, 2014.

The table below summarizes selected credit quality data for the periods indicated. The June 30, 2014 quarter end ratios were impacted by the FSB acquisition and the quarter ended March 31, 2014 was impacted by the Gulfstream acquisition.

Selected credit quality ratios (unaudited)
As of or for the quarter ended:	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Non-accrual loans (note 1)	$31,067	$29,667	$30,689	$27,077	$21,104
Past due loans 90 days or more and still accruing interest (note 1)	—	—	—	—	—
Total non-performing loans (“NPLs”) (note 1)	31,067	29,667	30,689	27,077	21,104
Other real estate owned (“OREO”) (note 2)	10,899	12,123	9,895	6,409	4,804
Repossessed assets other than real estate (note 1)	150	133	135	150	141
Total non-performing assets (“NPAs”) (note 2)	$42,116	$41,923	$40,719	$33,636	$26,049
OREO covered by FDIC loss share agreements:
80% covered	9,732	10,423	13,892	19,111	21,633
75% covered	606	1,052	—	—	—
30% covered	12,580	16,349	—	—	—
0% covered	2,534	2,874	—	—	—
Total non-performing assets including
FDIC covered OREO	$67,568	$72,621	$54,611	$52,747	$47,682
Non-performing loans as percentage of total loans excluding PCI loans	1.46%	1.45%	1.96%	2.18%	1.74%
Non-performing assets as percentage of total assets
Excluding FDIC covered OREO	1.16%	1.07%	1.35%	1.39%	1.12%
Including FDIC covered OREO	1.86%	1.86%	1.82%	2.18%	2.04%
Non-performing assets as percentage of loans and
OREO plus other repossessed assets (note 1)
Excluding FDIC covered OREO	1.97%	2.04%	2.59%	2.69%	2.13%
Including FDIC covered OREO	3.12%	3.48%	3.44%	4.16%	3.84%
Loans past due 30 thru 89 days and accruing interest as a percentage of total loans (note 1)	0.55%	0.64%	0.77%	0.85%	0.75%
Net charge-offs (note 1)	$313	$790	$317	$317	$1,226
Net charge-offs as a percentage of average loans for the period (note 1)	0.01%	0.05%	0.02%	0.03%	0.10%
Net charge-offs as a percentage of average loans for the period on an annualized basis (note 1)	0.06%	0.18%	0.08%	0.12%	0.40%
Allowance for loan losses as percentage of NPLs (note 1)	61%	61%	62%	73%	91%
note 1:	Excludes PCI loans.
note 2:	Excludes OREO covered by FDIC loss share agreements.

Net Interest Margin (“NIM”)

The Company’s NIM decreased from 4.37% in 2Q14 to 4.23% in 3Q14. As discussed in the Company’s 2Q14 earnings release, a decrease in NIM was expected due to the June 1, 2014 acquisition and integration of FSB. FSB was included in the Company’s balance sheet for the entire period in 3Q14 but only one month in 2Q14.

Average yield on PCI loans decreased from 11.57% in 2Q14 to 10.89% in 3Q14. Again, this was primarily due to the additional PCI loans acquired from FSB. The average day one yield on FSB’s PCI loans was approximately 7.1%, which had a decreasing effect on the combined average yield. The Company did not make any negative adjustments to its estimate of future expected losses in its PCI loan portfolio during the current quarter.

Average yield on non-PCI loans decreased from 4.77% in 2Q14 to 4.67% in 3Q14. The average day one yield on the non-PCI loans acquired from FSB on June 1, 2014 was approximately 5%. This positive effect was offset by the average interest rates of the Company’s new loan production. In 3Q14 the Company experienced its highest loan production quarter in its history. The total production was $185 million which included funded loans of $150 million. The funded loans had an average interest rate of approximately 3.90%. The average rate for new loan production (funded) for the nine month period ending September 30, 2014 was approximately 4.14%. In general, the Company expects the average yield on non-PCI loans to decrease in the future from the current quarter’s 4.67% until average interest rates of new loan production approximates the average yield of the non-PCI loan portfolio, a contracting effect on NIM until this equilibrium occurs.

Average yield on securities also decreased in 3Q14 compared to 2Q14 primarily due to the effects of lower overall market interest rates and the Company’s efforts in shortening duration over the past several quarters. The Company’s estimate of its security portfolio duration at September 30, 2014 is approximately 2.87 years.

The mix of interest earning assets also affects the NIM. The Company carried higher overnight cash balances during the current quarter than it normally has in the past. Part of the reason was in preparation of funding the approximately $170 million of deposit liabilities that it sold to Fidelity Southern Bank on September 19, 2014. Federal funds sold yield about 25 basis points. To the extent the Company has larger balances in these lower yield asset classifications results in a lower overall yield on interest earning assets and lower NIM.

Lastly, due to the decrease in deposits between June 30, 2014 and September 30, 2014 (primarily due to the sale of FSB deposits), and partly due to the increase in loan production, the Company’s loan to deposit ratio increased from 72.4% at June 30 to 79.5% at September 30.

The table below summarizes yields and costs by various interest earning asset and interest bearing liability account types for the current quarter, the previous calendar quarter and the same quarter last year.

Yield and cost table (unaudited)
	3Q14			2Q14			3Q13
	average	interest	avg	average	interest	avg	average	interest	avg
	balance	inc/exp	rate	balance	inc/exp	rate	balance	inc/exp	rate
Loans (TEY)*	$2,094,522	$24,649	4.67%	$1,723,242	$20,507	4.77%	$1,195,105	$14,243	4.73%
PCI loans	331,567	9,099	10.89%	285,270	8,231	11.57%	249,154	8,886	14.15%
Taxable securities	503,176	3,073	2.42%	571,813	3,809	2.67%	430,995	2,560	2.36%
Tax -exempt securities (TEY)	40,059	514	5.09%	39,112	512	5.25%	40,119	550	5.44%
Fed funds sold and other	371,026	417	0.45%	284,895	424	0.60%	80,346	149	0.74%
Tot. interest earning assets(TEY)	$3,340,350	$37,752	4.48%	$2,904,332	$33,483	4.62%	$1,995,719	$26,388	5.25%
Interest bearing deposits	$2,192,653	$1,799	0.33%	$1,882,384	$1,523	0.32%	$1,402,753	$1,246	0.35%
Fed funds purchased	39,419	6	0.06%	46,426	5	0.04%	36,823	5	0.05%
Other borrowings	31,273	52	0.66%	32,384	56	0.69%	22,847	21	0.36%
Corporate debentures	23,844	240	3.99%	23,861	238	4.00%	16,987	152	3.55%
Total interest bearing liabilities	$2,287,189	$2,097	0.36%	$1,985,055	$1,822	0.37%	$1,479,410	$1,424	0.38%
Net Interest Spread (TEY)			4.12%			4.25%			4.87%
Net Interest Margin (TEY)			4.23%			4.37%			4.96%

*	TEY = tax equivalent yield

The table below summarizes the Company’s yields on interest earning assets and costs of interest bearing liabilities over the prior five quarters.

Five quarter trend of yields and costs (unaudited)
For the quarter ended:	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Yield on loans (TEY)*	4.67%	4.77%	4.75%	4.64%	4.70%
Yield on PCI loans	10.89%	11.57%	13.27%	13.00%	14.17%
Yield on securities (TEY)	2.62%	2.84%	3.04%	2.94%	2.62%
Yield on fed funds sold and other	0.45%	0.60%	0.49%	0.52%	0.74%
Yield on total interest earning assets	4.44%	4.57%	4.84%	4.85%	5.18%
Yield on total interest earning assets (TEY)	4.48%	4.62%	4.91%	4.92%	5.25%
Cost of interest bearing deposits	0.33%	0.32%	0.33%	0.35%	0.35%
Cost of fed funds purchased	0.06%	0.04%	0.06%	0.06%	0.05%
Cost of other borrowings	0.66%	0.69%	0.31%	0.36%	0.36%
Cost of corporate debentures	3.99%	4.00%	4.01%	3.50%	3.55%
Cost of interest bearing liabilities	0.36%	0.37%	0.37%	0.38%	0.38%
Net interest margin (TEY)	4.23%	4.37%	4.65%	4.65%	4.96%
Cost of total deposits	0.22%	0.22%	0.22%	0.24%	0.25%

*	TEY = tax equivalent yield

The table below summarizes selected financial ratios over the prior five quarters.

Selected financial ratios (unaudited)
As of or for the quarter ended:	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Return on average assets (annualized)	0.37%	0.13%	0.15%	0.30%	0.53%
Return on average equity (annualized)	3.24%	1.18%	1.32%	2.60%	4.56%
Net operating income return on average assets (annualized)	0.62%	0.52%	0.66%	0.35%	0.55%
Loan / deposit ratio	79.5%	72.4%	71.0%	71.7%	74.3%
Stockholders’ equity (to total assets)	12.2%	11.3%	11.1%	11.3%	11.7%
Common tangible equity (to total tangible assets)	9.8%	9.1%	8.5%	9.4%	9.7%
Tier 1 capital (to average assets)	9.4%	10.8%	10.0%	10.4%	10.6%
Efficiency ratio, including correspondent banking (note 1)	73.8%	75.3%	74.6%	80.9%	78.1%
Efficiency ratio, excluding correspondent banking (note 2)	70.7%	73.1%	70.6%	75.2%	72.8%
Common equity per common share	$9.78	$9.76	$9.38	$9.08	$9.06
Common tangible equity per common share	$7.73	$7.68	$6.95	$7.38	$7.35

note 1:

Numerator equals non-interest expense less non-recurring expenses (e.g. merger costs, bank property impairment, etc.) less intangible amortization (both CDI and Trust intangible) less credit related expenses. Denominator equals net interest income on a taxable equivalent yield basis (“TEY”) before the provision for loan losses plus non-interest income less non-recurring income (e.g. gain on sale of securities available for sale, etc.) less FDIC income related to losses on the sales of covered OREO properties and impairment of loan pool(s) covered by FDIC loss share arrangements.

note 2:

Numerator starts with the same numerator as in “note 1”, less correspondent bank non-interest expense, including indirect expense allocations. Denominator starts with the same denominator as in “note 1”, less correspondent bank net interest income and less correspondent bank non-interest income.

Deposit activity

On January 17, 2014, the Company assumed $478,999 of deposits in the acquisition of Gulfstream, which included approximately $84,995 of time deposits. On June 1, 2014, the Company assumed $852,633 of additional deposits in the acquisition of FSB, which included approximately $218,057 of time deposits. During the quarter, the Company’s total deposits, excluding deposits held for sale, decreased by $55,113 (time deposits decreased by $38,239 and non-time deposits decreased by $16,874). The cost of interest bearing deposits in the current quarter increased by 1bp to 33bps compared to the prior quarter. The overall cost of total deposits (i.e. includes non-interest bearing checking accounts) was 0.22% for the current quarter and the prior quarter. The table below summarizes the Company’s deposit mix over the periods indicated.

Deposit mix (unaudited)
For the quarter ended:	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Checking accounts
Non-interest bearing	$1,043,083	$1,023,285	$838,764	$644,915	$562,027
Interest bearing	575,020	589,573	558,845	483,842	452,583
Savings deposits	232,255	234,492	234,908	232,942	240,431
Money market accounts	727,798	747,680	482,133	309,657	306,706
Time deposits	488,074	526,313	444,054	384,875	400,208
Total deposits excluding held for sale	3,066,230	3,121,343	2,558,704	2,056,231	1,961,955
Deposits held for sale	—	185,646	—	—	—
Total deposits	$3,066,230	$3,306,989	$2,558,704	$2,056,231	$1,961,955
Non time deposits as percentage of total deposits	84%	83%	83%	81%	80%
Time deposits as percentage of total deposits	16%	17%	17%	19%	20%
Total deposits excluding held for sale	100%	100%	100%	100%	100%

On June 4, 2014, the Company entered into an agreement to sell certain assets (excluding loans) in addition to the deposits in 6 of the 17 branches acquired from FSB to another financial institution. The transaction closed in September 2014. The fair value of the actual deposits transferred on the September 18, 2014 sale date was approximately $169,748. The identified deposit account balance decreased from the end of the previous quarter to the September 18, 2014 sale date. Fair value was calculated by using the contractual selling price applied to the deposits transferred.

Presented below are condensed consolidated balance sheets and average balance sheets for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)
For the quarter ended:	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Cash and due from banks	$48,528	$25,043	$29,862	$21,581	$21,216
Fed funds sold and Fed Res Bank deposits	162,038	490,966	190,399	153,308	85,600
Trading securities	656	89	—	—	398
Investment securities, available for sale	535,767	542,149	617,143	457,086	456,555
Investment securities, held to maturity	5,372	—	—	—	—
Loans held for sale	522	1,596	1,017	1,010	1,317
PCI loans	309,638	353,870	250,800	231,421	244,150
Loans	2,126,489	2,042,149	1,564,834	1,242,758	1,214,422
Allowance for loan losses	(19,842)	(19,200)	(20,096)	(20,454)	(21,321)
FDIC indemnification assets	54,032	61,311	65,183	73,877	82,039
Premises and equipment, net	98,972	98,623	95,103	96,619	97,289
Goodwill	76,981	76,981	76,440	44,924	44,924
Core deposit intangible	15,068	15,724	8,800	4,958	5,196
Bank owned life insurance	82,936	57,485	54,574	49,285	48,961
OREO covered by FDIC loss share agreements	25,452	30,698	13,892	19,111	21,633
OREO not covered by FDIC loss share agreements	10,899	12,123	9,895	6,409	4,804
Deferred income tax asset, net	56,640	53,175	7,910	5,296	3,392
Other assets	48,995	58,800	40,405	28,822	25,882
TOTAL ASSETS	$3,639,143	$3,901,582	$3,006,161	$2,416,011	$2,336,457
Deposits	$3,066,230	$3,306,989	$2,558,704	$2,056,231	$1,961,955
Federal funds purchased	42,070	43,080	45,183	29,909	45,356
Other borrowings	54,329	57,448	49,901	37,453	39,140
Other liabilities	34,152	54,607	19,209	19,039	17,265
Common stockholders’ equity	442,362	439,458	333,164	273,379	272,741
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,639,143	$3,901,582	$3,006,161	$2,416,011	$2,336,457
Condensed Consolidated Average Balance Sheets (unaudited)
For quarter ended:	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Federal funds sold and other	$371,026	$284,895	$197,915	$161,270	$80,346
Security investments	543,235	610,925	532,046	453,658	471,114
PCI loans	331,567	285,270	251,587	240,804	251,626
Loans	2,094,522	1,723,242	1,513,060	1,229,868	1,192,633
Allowance for loan losses	(21,329)	(20,052)	(20,970)	(21,438)	(23,819)
All other assets	492,214	386,383	396,123	341,437	377,072
TOTAL ASSETS	$3,811,235	$3,270,663	$2,869,761	$2,405,599	$2,348,972
Deposits- interest bearing	$2,192,653	$1,882,384	$1,653,806	$1,405,244	$1,402,753
Deposits- non interest bearing	1,043,279	906,746	767,926	635,383	581,827
Federal funds purchased	39,419	46,426	41,999	34,782	36,823
Other borrowings	55,117	56,245	52,341	36,723	39,834
Other liabilities	40,395	25,040	30,389	18,516	17,315
Stockholders’ equity	440,372	353,822	323,300	274,951	270,420
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,811,235	$3,270,663	$2,869,761	$2,405,599	$2,348,972

Condensed Consolidated Earnings Statement (unaudited)
For quarter ended:	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Interest income:
Loans	$33,519	$28,509	$25,729	$22,086	$22,963
Investments	3,411	4,146	3,814	3,183	2,922
Federal funds sold and other	417	424	239	210	149
Total interest income	37,347	33,079	29,782	25,479	26,034
Interest expense:
Deposits	1,799	1,523	1,337	1,225	1,246
Securities sold under agreement to repurchase	52	56	23	18	21
Federal funds purchased	6	5	6	5	5
Corporate debentures	240	238	223	150	152
Total interest expense	2,097	1,822	1,589	1,398	1,424
Net interest income	35,250	31,257	28,193	24,081	24,610
Provision (recovery) for loan losses	955	(106)	(41)	183	(1,273)
Net interest income after loan loss provision	34,295	31,363	28,234	23,898	25,883
Non interest income (see page 17)	6,559	6,372	5,760	5,197	8,607
Non interest expense:
Salaries, wages and employee benefits	18,799	17,185	15,681	14,550	14,345
Occupancy expense	3,038	2,479	1,960	1,944	1,924
Depreciation of premises and equipment	1,542	1,563	1,478	1,560	1,364
Data processing expense	1,673	1,306	1,039	962	1,026
Legal, audit and other professional fees	1,099	1,376	775	951	1,176
Amortization of intangibles	699	515	376	288	296
Credit related expense (see page 18)	624	1,239	523	510	821
FDIC credit related expenses (see page 18)	(209)	1,136	1,301	1,310	4,934
Merger and acquisition related expenses	3,450	4,897	2,347	539	183
Branch closure and efficiency initiatives	(6)	29	3,158	—	—
All other expenses	4,825	4,428	3,765	3,835	3,781
Total non interest expenses	35,534	36,153	32,403	26,449	29,850
Income before provision for income taxes	5,320	1,582	1,591	2,646	4,640
Provision for income taxes	1,727	545	538	846	1,531
Net income	$3,593	$1,037	$1,053	$1,800	$3,109
Earnings per share (diluted)	$0.08	$0.03	$0.03	$0.06	$0.10

Non interest income and non interest expense

The table below summarizes the Company’s non-interest income for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)
For the quarter ended:	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Correspondent banking and capital markets division (1)	$4,184	$4,192	$3,148	$3,236	$2,909
Other correspondent banking related revenue (2)	958	1,093	783	789	862
Wealth management related revenue	993	1,104	1,217	1,172	1,179
Service charges on deposit accounts	2,496	2,333	2,262	2,313	2,244
Debit, prepaid, ATM and merchant card related fees	1,612	1,495	1,506	1,394	1,399
BOLI income	451	356	352	324	327
Other service charges and fees	605	338	409	262	190
Gain on sale of securities available for sale	—	46	—	22	—
Subtotal	$11,299	$10,957	$9,677	$9,512	$9,110
FDIC indemnification asset – amortization (see explanation below)	(4,953)	(5,006)	(5,185)	(4,500)	(3,836)
FDIC indemnification income	213	421	1,268	185	3,333
Total non-interest income	$6,559	$6,372	$5,760	$5,197	$8,607

note 1:

Includes gross commissions earned on bond sales, fees from hedging services, loan brokering fees and related consulting fees. The fee income in this category is based on sales volume in any particular period and is therefore volatile between comparable periods.

note 2:

Includes fees from safe-keeping activities, bond accounting services, asset/liability consulting services, international wires, clearing and corporate checking account services and other correspondent banking related revenue and fees. The fees included in this category are less volatile than those described above in note 1.

The FDIC indemnification asset (“IA”) is producing amortization (versus accretion) due to reductions in the estimated losses in the FDIC covered PCI loan portfolio. To the extent current projected losses in the covered PCI loan portfolio are less than originally projected losses, the related projected reimbursements from the FDIC contemplated in the IA are less, which produces a negative income accretion in non-interest income. This event generally corresponds to the increase in yields in the FDIC covered PCI loan portfolio, although there is not perfect correlation. Higher expected cash flows (i.e. less expected future losses) on the loan side of the equation is accreted into interest income over the life of the related loan pool. The lower expected reimbursement from the FDIC is amortized over the lesser of the remaining life of the related loan pool(s) or the remaining term of the loss share period.

When a FDIC covered OREO property is sold at a loss, the loss is included in non-interest expense as loss on sale of OREO, and the reimbursement for the respective loss share percentage is recorded as FDIC indemnification income and included in non-interest income. In addition, the FDIC loss share reimbursement percentage of any related loan pool impairments also are reflected in this non-interest income account.

The table below summarizes the Company’s non-interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Expense (unaudited)
For the quarter ended:	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Employee salaries and wages	$14,966	$13,234	$11,873	$11,200	$11,168
Employee incentive/bonus compensation accrued	1,406	1,276	1,238	1,375	1,325
Employee stock based compensation expense	204	182	187	173	147
Deferred compensation expense	156	160	107	147	147
Health insurance and other employee benefits	1,349	1,180	987	968	842
Payroll taxes	1,005	913	1,120	613	655
401K employer contributions	345	374	360	268	276
Other employee related expenses	160	401	258	381	272
Incremental direct cost of loan origination	(792)	(535)	(449)	(575)	(487)
Total salaries, wages and employee benefits	18,799	17,185	15,681	14,550	14,345
Loss (gain) on sale of OREO	31	58	(30)	(93)	68
(Gain) loss on sale of FDIC covered OREO	(608)	321	107	801	1,784
Valuation write down of OREO	157	445	70	110	338
Valuation write down of FDIC covered OREO	172	440	950	51	2,846
Loss (gain) on repossessed assets other than real estate	17	19	(2)	16	39
Foreclosure and repossession related expenses	419	717	485	477	376
Foreclosure and repo expense, FDIC (note 1)	227	375	244	458	304
Total credit related expenses	415	2,375	1,824	1,820	5,755
Occupancy expense	3,038	2,479	1,960	1,944	1,924
Depreciation of premises and equipment	1,542	1,563	1,478	1,560	1,364
Supplies, stationary and printing	375	334	227	280	268
Marketing expenses	746	619	620	681	722
Data processing expenses	1,673	1,306	1,039	962	1,026
Legal, auditing and other professional fees	1,099	1,376	775	951	1,176
Bank regulatory related expenses	916	753	631	565	588
Postage and delivery	386	365	268	266	266
ATM and debit card related expenses	466	468	474	414	435
Amortization of intangibles	699	515	376	288	296
Internet and telephone banking	412	415	378	334	286
Correspondent account and Federal Reserve charges	191	152	135	116	114
Conferences, seminars, education and training	79	98	100	155	138
Director fees	147	95	115	102	99
Travel expenses	126	106	65	102	119
Other expenses	981	1,023	752	820	746
Subtotal	32,090	31,227	26,898	25,910	29,667
Merger and acquisition related expenses	3,450	4,897	2,347	539	183
Branch closure and efficiency initiatives	(6)	29	3,158	—	—
\Total non- interest expense	$35,534	$36,153	$32,403	$26,449	$29,850

note 1:	These are foreclosure and repossession related expenses related to FDIC covered assets, and are shown net of FDIC reimbursable amounts pursuant to FDIC loss share agreements.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The financial highlights provide reconciliations between GAAP interest income, net interest income and tax equivalent basis interest income and net interest income, as well as total stockholders’ equity and tangible common equity. It also reconciles net income and net operating income. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The

Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Reconciliation of GAAP to non-GAAP Measures. All amounts are in thousands except per share data (unaudited):

	3Q14	2Q14	3Q13
Interest income, as reported (GAAP)	$37,347	$33,079	$26,034
tax equivalent adjustments	405	404	354
Interest income (tax equivalent)	$37,752	$33,483	$26,388
Net interest income, as reported (GAAP)	$35,250	$31,257	$24,610
tax equivalent adjustments	405	404	354
Net interest income (tax equivalent)	$35,655	$31,661	$24,964
	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Total stockholders’ equity (GAAP)	$442,362	$439,458	$333,164	$273,379	$272,741
Goodwill	(76,981)	(76,981)	(76,440)	(44,924)	(44,924)
Core deposit intangible	(15,068)	(15,724)	(8,800)	(4,958)	(5,196)
Trust intangible	(1,027)	(1,070)	(1,113)	(1,158)	(1,209)
Tangible common equity	$349,286	$345,683	$246,811	$222,339	$221,412
	3Q14	2Q14	1Q14	4Q13	3Q13
Net income (GAAP)	$3,593	$1,037	$1,053	$1,800	$3,109
exclude gain on sale of AFS securities	—	(46)	—	(22)	—
add back merger and acquisition related expenses	3,450	4,897	2,347	539	183
add back branch closure and efficiency initiatives	(6)	29	3,158	—	—
tax effected using the effective tax rate for the period presented	(1,118)	(1,680)	(1,862)	(165)	(60)
Net operating income	$5,919	$4,237	$4,696	$2,152	$3,232
Average diluted shares outstanding during the period presented	45,413	39,051	34,863	30,245	30,244
Net operating income per share	$0.13	$0.11	$0.13	$0.07	$0.11

About CenterState Banks, Inc.

The Company, headquartered in Davenport, Florida, between Orlando and Tampa, is a bank holding company whose single subsidiary bank operates 58 full service branch banking locations in 20 counties throughout Florida. Its subsidiary bank provides a range of consumer and commercial banking services to individuals, businesses and industries.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers, the Company also operates a correspondent banking and bond sales division. The division is integrated with and part of the Company’s subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston-Salem, North Carolina. The customer base includes small to medium size financial institutions primarily located in southeastern United States.

For additional information contact Ernest S. Pinner, CEO, John C. Corbett, EVP, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this report constitute forward-looking statements, within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements related to future events, other future financial and operating performance, costs, revenues, economic conditions in our markets, loan performance, credit risks, collateral values and credit conditions, or business strategies, including expansion and acquisition activities and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved, and actual results may differ from those set forth in the forward looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2013, and otherwise in our SEC reports and filings.